UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

Cognition Therapeutics, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

19243B 102
(CUSIP Number)

Bios Equity Partners, LP

1751 River Run, Suite 400
Fort Worth, Texas 76107

Tel: (817) 984-9197

With a Copy to:

Andrew J. Rosell

Winstead PC

300 Throckmorton Street

Suite 1700

Fort Worth, Texas 76102

Tel: (817) 420-8200

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

October 13, 2021

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS MEMORY SPV I, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,424,014 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,424,014 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,424,014 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.7% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of 1,424,014 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Memory SPV I, LP (“Bios Memory I”) as of the date hereof.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS MEMORY SPV II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 385,248 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 385,248 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 385,248 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8% (2)
14	TYPE OF REPORTING PERSON PN

(1)  Consists of 385,248 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Memory SPV II, LP (“Bios Memory II”) as of the date hereof.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS FUND I, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 418,926 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 418,926 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 418,926 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.0% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of 418,926 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund I, LP (“Bios Fund I”) as of the date hereof.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS FUND I QP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 245,029 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 245,029 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 245,029 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of 245,029 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund I QP, LP (“Bios Fund I QP”) as of the date hereof.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS FUND II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 78,298 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 78,298 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,298 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4% (2)
14	TYPE OF REPORTING PERSON PN

(1)  Consists of 78,298 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund II, LP (“Bios Fund II”) as of the date hereof.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS FUND II QP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 255,765 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 255,765 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 255,765 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2% (2)
14	TYPE OF REPORTING PERSON PN

(1)  Consists of 255,765 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund II QP, LP (“Bios Fund II QP”) as of the date hereof.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS FUND II NT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 34,238 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 34,238 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,238 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% (2)
14	TYPE OF REPORTING PERSON PN

(1)  Consists of 34,238 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund II NT, LP (“Bios Fund II NT”) as of the date hereof.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS FUND III, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 124,908 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 124,908 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 124,908 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6% (2)
14	TYPE OF REPORTING PERSON PN

(1)  Consists of 124,908 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund III, LP (“Bios Fund III”) as of the date hereof.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS FUND III QP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 814,647 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 814,647 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 814,647 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.8% (2)
14	TYPE OF REPORTING PERSON PN

(1)  Consists of 814,647 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund III QP, LP (“Bios Fund III QP”) as of the date hereof.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS FUND III NT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 131,769 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 131,769 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 131,769 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6% (2)
14	TYPE OF REPORTING PERSON PN

(1)  Consists of 131,769 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund III NT, LP (“Bios Fund III NT”) as of the date hereof.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS EQUITY PARTNERS, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,049,203 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,049,203 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,049,203 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.9% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of (i) 418,926 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund I, LP (“Bios Fund I”), (ii) 245,029 Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), and (iii) 385,248 Shares directly held by Bios Memory SPV II, LP (“Bios Memory II”), in each case, as of the date hereof. Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP and Bios Memory II. In its capacity as the general partner of these entities, Bios Equity I may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by these entities.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS EQUITY PARTNERS II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 368,301 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 368,301 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 368,301 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of (i) 78,298 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund II, LP (“Bios Fund II”), (ii) 255,765 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”) and (iii) 34,238 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”) ”), in each case, as of the date hereof. Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT. In its capacity as the general partner of these entities, Bios Equity II may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by these entities.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS EQUITY PARTNERS III, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,071,324 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,071,324 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,071,324 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.0% (2)
14	TYPE OF REPORTING PERSON PN

(1)  Consists of (i) 124,908 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund III, LP (“Bios Fund III”), (ii) 814,647 outstanding Shares directly held by Bios Fund III QP, LP (“Bios Fund III QP”) and (iii) 131,769 Shares directly held by Bios Fund III NT, LP (“Bios Fund III NT”) , in each case, as of the date hereof. Bios Equity Partners III, LP (“Bios Equity III”) is the general partner of Bios Fund III, Bios Fund III QP and Bios Fund III NT. In its capacity as the general partner of these entities, Bios Equity III may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by these entities.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS CAVU MANAGEMENT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,912,842 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,912,842 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,912,842 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.3% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of (i) 1,424,014 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Memory SPV I, LP (“Bios Memory I”), (ii) 385,248 outstanding Shares directly held by Bios Memory SPV II, LP (“Bios Memory II”), (iii) 418,926 Shares directly held by Bios Fund I, LP (“Bios Fund I”), (iv) 245,029 Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (v) 78,298 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (vi) 255,765 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vii) 34,238 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 124,908 outstanding Shares, directly held by Bios Fund III, LP (“Bios Fund III”), (ix) 814,647 outstanding Shares directly held by Bios Fund III QP, LP (“Bios Fund III QP”), and (x) 131,769 Shares directly held by Bios Fund III NT, LP (“Bios Fund III NT”), in each case, as of the date hereof. Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP and Bios Memory II (collectively the “Bios Equity I Entities”). Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT (collectively the “Bios Equity II Entities”). Bios Equity Partners III, LP (“Bios Equity III”) is the general partner of Bios Fund III, Bios Fund III QP and Bios Fund III NT (collectively the “Bios Equity III Entities”). Cavu Management, LP (“Cavu Management”) is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. In its capacity as a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I, Cavu Management may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, the Bios Equity II Entities, the Bios Equity III Entities and Bios Memory I.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS CAPITAL MANAGEMENT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,912,842 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,912,842 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,912,842 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.3% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of (i) 1,424,014 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Memory SPV I, LP (“Bios Memory I”), (ii) 385,248 outstanding Shares directly held by Bios Memory SPV II, LP (“Bios Memory II”), (iii) 418,926 Shares directly held by Bios Fund I, LP (“Bios Fund I”), (iv) 245,029 Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (v) 78,298 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (vi) 255,765 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vii) 34,238 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 124,908 outstanding Shares, directly held by Bios Fund III, LP (“Bios Fund III”), (ix) 814,647 outstanding Shares directly held by Bios Fund III QP, LP (“Bios Fund III QP”), and (x) 131,769 Shares directly held by Bios Fund III NT, LP (“Bios Fund III NT”), in each case, as of the date hereof. Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP and Bios Memory II (collectively the “Bios Equity I Entities”). Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT (collectively the “Bios Equity II Entities”). Bios Equity Partners III, LP (“Bios Equity III”) is the general partner of Bios Fund III, Bios Fund III QP and Bios Fund III NT (collectively the “Bios Equity III Entities”). Bios Capital Management, LP (“Bios Management”) is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. In its capacity as a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I, Bios Management may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, the Bios Equity II Entities, the Bios Equity III Entities and Bios Memory I.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS CAVU ADVISORS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,912,842 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,912,842 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,912,842 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.3% (2)
14	TYPE OF REPORTING PERSON OO

(1) Consists of (i) 1,424,014 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Memory SPV I, LP (“Bios Memory I”), (ii) 385,248 outstanding Shares directly held by Bios Memory SPV II, LP (“Bios Memory II”), (iii) 418,926 Shares directly held by Bios Fund I, LP (“Bios Fund I”), (iv) 245,029 Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (v) 78,298 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (vi) 255,765 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vii) 34,238 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 124,908 outstanding Shares, directly held by Bios Fund III, LP (“Bios Fund III”), (ix) 814,647 outstanding Shares directly held by Bios Fund III QP, LP (“Bios Fund III QP”), and (x) 131,769 Shares directly held by Bios Fund III NT, LP (“Bios Fund III NT”), in each case, as of the date hereof. Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP and Bios Memory II (collectively the “Bios Equity I Entities”). Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT (collectively the “Bios Equity II Entities”). Bios Equity Partners III, LP (“Bios Equity III”) is the general partner of Bios Fund III, Bios Fund III QP and Bios Fund III NT (collectively the “Bios Equity III Entities”). Cavu Management, LP (“Cavu Management”) is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. Cavu Advisors, LLC (“Cavu Advisors”) is the general partner of Cavu Management, and therefore, may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, the Bios Equity II Entities, the Bios Equity III Entities and Bios Memory I.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS ADVISORS GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,912,842 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,912,842 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,912,842 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.3% (2)
14	TYPE OF REPORTING PERSON OO

(1) Consists of (i) 1,424,014 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Memory SPV I, LP (“Bios Memory I”), (ii) 385,248 outstanding Shares directly held by Bios Memory SPV II, LP (“Bios Memory II”), (iii) 418,926 Shares directly held by Bios Fund I, LP (“Bios Fund I”), (iv) 245,029 Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (v) 78,298 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (vi) 255,765 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vii) 34,238 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 124,908 outstanding Shares, directly held by Bios Fund III, LP (“Bios Fund III”), (ix) 814,647 outstanding Shares directly held by Bios Fund III QP, LP (“Bios Fund III QP”), and (x) 131,769 Shares directly held by Bios Fund III NT, LP (“Bios Fund III NT”), in each case, as of the date hereof. Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP and Bios Memory II (collectively the “Bios Equity I Entities”). Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT (collectively the “Bios Equity II Entities”). Bios Equity Partners III, LP (“Bios Equity III”) is the general partner of Bios Fund III, Bios Fund III QP and Bios Fund III NT (collectively the “Bios Equity III Entities”). Bios Capital Management, LP (“Bios Management”) is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. Bios Advisors GP, LLC (“Bios Advisors”) is the general partner of Bios Management, and therefore, may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, the Bios Equity II Entities, the Bios Equity III Entities and Bios Memory I.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS LESLIE WAYNE KREIS, JR.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,912,842 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,912,842 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,912,842 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.3% (2)
14	TYPE OF REPORTING PERSON IN

(1) Consists of (i) 1,424,014 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Memory SPV I, LP (“Bios Memory I”), (ii) 385,248 outstanding Shares directly held by Bios Memory SPV II, LP (“Bios Memory II”), (iii) 418,926 Shares directly held by Bios Fund I, LP (“Bios Fund I”), (iv) 245,029 Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (v) 78,298 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (vi) 255,765 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vii) 34,238 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 124,908 outstanding Shares, directly held by Bios Fund III, LP (“Bios Fund III”), (ix) 814,647 outstanding Shares directly held by Bios Fund III QP, LP (“Bios Fund III QP”), and (x) 131,769 Shares directly held by Bios Fund III NT, LP (“Bios Fund III NT”), in each case, as of the date hereof. Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP and Bios Memory II (collectively the “Bios Equity I Entities”). Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT (collectively the “Bios Equity II Entities”). Bios Equity Partners III, LP (“Bios Equity III”) is the general partner of Bios Fund III, Bios Fund III QP and Bios Fund III NT (collectively the “Bios Equity III Entities”). Cavu Management, LP (“Cavu Management”) is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. Cavu Advisors, LLC (“Cavu Advisors”), an entity controlled by Mr. Kreis, is the general partner of Cavu Management. As the manager of Cavu Advisors, Mr. Kreis may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, the Bios Equity II Entities, the Bios Equity III Entities and Bios Memory I.

(2) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS AARON GLENN LOUIS FLETCHER
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF; OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,923,469 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,923,469 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,923,469 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.3% (2)
14	TYPE OF REPORTING PERSON IN

(1) Consists of (i) 1,424,014 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Memory SPV I, LP (“Bios Memory I”), (ii) 385,248 outstanding Shares directly held by Bios Memory SPV II, LP (“Bios Memory II”), (iii) 418,926 Shares directly held by Bios Fund I, LP (“Bios Fund I”), (iv) 245,029 Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (v) 78,298 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (vi) 255,765 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vii) 34,238 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 124,908 outstanding Shares, directly held by Bios Fund III, LP (“Bios Fund III”), (ix) 814,647 outstanding Shares directly held by Bios Fund III QP, LP (“Bios Fund III QP”), and (x) 131,769 Shares directly held by Bios Fund III NT, LP (“Bios Fund III NT”), in each case, as of the date hereof, and (xi) options to purchase 10,627 Shares granted in consideration for Dr. Fletcher’s services as a director of the Issuer, which are exercisable or will be immediately exercisable within 60 days of the date hereof (the “Fletcher Options”). Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP and Bios Memory II (collectively the “Bios Equity I Entities”). Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT (collectively the “Bios Equity II Entities”). Bios Equity Partners III, LP (“Bios Equity III”) is the general partner of Bios Fund III, Bios Fund III QP and Bios Fund III NT (collectively the “Bios Equity III Entities”). Bios Capital Management, LP (“Bios Management”) is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. Bios Advisors GP, LLC (“Bios Advisors”), an entity controlled by Dr. Fletcher, is the general partner of Bios Management. As the manager of Bios Advisors, Dr. Fletcher may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, the Bios Equity II Entities, the Bios Equity III Entities and Bios Memory I.

(2) Based on 21,382,039 Shares, which consists of (i) 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares and (ii) 10,627 Shares issuable upon the exercise of the Fletcher Options.

Item 1.           SECURITY AND ISSUER

The name of the issuer is Cognition Therapeutics, Inc., a Delaware corporation (the “Issuer”). The address of the Issuer’s principal executive offices is 2500 Westchester Ave., Purchase, New York, 10577. This Schedule 13D relates to outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), and Shares issuable upon the exercise of warrants and options, in each case, held by the Reporting Persons (as defined below).

Item 2.           IDENTITY AND BACKGROUND

(a)

This Schedule 13D is being filed jointly by:

(i)	Bios Memory SPV I, LP, a Texas limited partnership (“Bios Memory I”);

(ii)	Bios Memory SPV II, LP, a Texas limited partnership (“Bios Memory II”);

(iii)	Bios Fund I, LP, a Delaware limited partnership (“Bios Fund I”);

(iv)	Bios Fund I QP, LP, a Delaware limited partnership (“Bios Fund QP I”);

(v)	Bios Fund II, LP, a Delaware limited partnership (“Bios Fund II”);

(vi)	Bios Fund II QP, LP, a Delaware limited partnership (“Bios Fund II QP”);

(vii)	Bios Fund II NT, LP, a Delaware limited partnership (“Bios Fund II NT”);

(viii)	Bios Fund III, LP, a Delaware limited partnership (“Bios Fund III”);

(ix)	Bios Fund III QP, LP, a Delaware limited partnership (“Bios Fund III QP”);

(x)	Bios Fund III NT, LP, a Delaware limited partnership (“Bios Fund III NT”);

(xi)	Bios Equity Partners, LP, a Texas limited partnership (“Bios Equity I”);

(xii)	Bios Equity Partners II, LP, a Texas limited partnership (“Bios Equity II”);

(xiii)	Bios Equity Partners III, LP, a Texas limited partnership (“Bios Equity III”);

(xiv)	Cavu Management, LP, a Texas limited partnership (“Cavu Management”);

(xv)	Bios Capital Management, LP, a Texas limited partnership (“Bios Management”);

(xvi)	Cavu Advisors, LLC, a Texas limited liability company (“Cavu Advisors”);

(xvii)	Bios Advisors GP, LLC, a Texas limited liability company (“Bios Advisors”);

(xviii)	Leslie Wayne Kreis, Jr., a United States citizen (“Mr. Kreis”); and

(xix)	Aaron Glenn Louis Fletcher, Ph.D. a United States citizen (“Dr. Fletcher”).

The foregoing are referred to herein collectively as the “Reporting Persons” and individually as a “Reporting Person.” Each of the Reporting Persons is party to that certain Joint Filing Agreement, as further described and defined in Item 6 below.

The Reporting Persons may be deemed part of a group within the meaning of Section 13(d) of the Act. Bios Equity I is the general partner of Bios Fund I, Bios Fund I QP and Bios Memory II (collectively, “Bios Equity I Entities”). Bios Equity II is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT (collectively, “Bios Equity II Entities”). Bios Equity III is the general partner of Bios Fund III, Bios Fund III QP and Bios Fund III NT (collectively, “Bios Equity III Entities”). Cavu Management and Bios Management are the general partners of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. Cavu Advisors, an entity controlled by Mr. Kreis, is the general partner of Cavu Management. Bios Advisors, an entity controlled by Dr. Fletcher, is the general partner of Bios Management. Due to the foregoing relationships, Bios Equity I, Bios Equity II, Bios Equity III, Cavu Management, Bios Management, Cavu Advisors, Bios Advisors, Mr. Kreis and Dr. Fletcher may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, the Bios Equity II Entities, the Bios Equity III Entities and Bios Memory I (together, the “Bios Equity Entities”). The filing of this Schedule 13D shall not be construed as an admission that the Reporting Persons are part of a group within the meaning of Section 13(d) of the Act.

(b)

The principal business address of each Reporting Person is 1751 River Run, Suite 400, Fort Worth, Texas 76107.

(c)

(i)	The principal business of Bios Memory I is to invest in securities;

(ii)	The principal business of Bios Memory II is to invest in securities;

(iii)	The principal business of Bios Fund I is to invest in securities;

(iv)	The principal business of Bios Fund I QP is to invest in securities;

(v)	The principal business of Bios Fund II is to invest in securities;

(vi)	The principal business of Bios Fund II QP is to invest in securities;

(vii)	The principal business of Bios Fund II NT is to invest in securities;

(viii)	The principal business of Bios Fund III is to invest in securities;

(ix)	The principal business of Bios Fund III QP is to invest in securities;

(x)	The principal business of Bios Fund III NT is to invest in securities;

(xi)	The principal business of Bios Equity I is to serve as the sole general partner of Bios Fund I, Bios Fund I QP, Bios Memory II and other related entities;

(xii)	The principal business of Bios Equity II is to serve as the sole general partner of Bios Fund II, Bios Fund II QP, Bios Fund II NT and other related entities;

(xiii)	The principal business of Bios Equity III is to serve as the sole general partner of Bios Fund III, Bios Fund III QP, Bios Fund III NT and other related entities;

(xiv)	The principal business of Cavu Management is to serve as a general partner of Bios Equity I, Bios Equity II, Bios Equity III, Bios Memory I and other related entities;

(xv)	The principal business of Bios Management is to serve as a general partner of Bios Equity I, Bios Equity II, Bios Equity III, Bios Memory I and other related entities;

(xvi)	The principal business of Cavu Advisors is to serve as the sole general partner of Cavu Management and other related entities;

(xvii)	The principal business of Bios Advisors is to serve as the sole general partner of Bios Management and other related entities;

(xviii)	The principal occupation of Mr. Kreis is to serve as the sole manager of Cavu Advisors and as a co-manager of each of Bios Memory I, Bios Fund I, Bios Fund I QP, Bios Memory II, Bios Fund II, Bios Fund II QP, Bios Fund II NT, Bios Fund III, Bios Fund III QP, Bios Fund III NT and other related entities; and

(xix)	The principal occupation of Dr. Fletcher is to serve as the sole manager of Bios Advisors and as a co-manager of each of Bios Memory I, Bios Fund I, Bios Fund I QP, Bios Memory II, Bios Fund II, Bios Fund II QP, Bios Fund II NT, Bios Fund III, Bios Fund III QP, Bios Fund III NT and other related entities. Dr. Fletcher also currently serves as a director of the Issuer.

(d)

None of the Reporting Persons have, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). To the best of the Reporting Persons’ knowledge, none of their respective executive officers or directors, as applicable, have, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

None of the Reporting Persons have, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. To the best of the Reporting Persons’ knowledge, none of their respective executive officers or directors, as applicable, have, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

The information set forth in Item 2(a) of this Schedule 13D is incorporated herein by reference.

Item 3.          SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

The Reporting Persons acquired certain ownership interests in the Issuer prior to the Issuer’s initial public offering (“IPO”) in the following transactions:

(i)	On June 3, 2015, Bios Memory I acquired 2,237,269 shares of Series B preferred stock of the Issuer, par value $0.001 per share (“Preferred Stock”) for an aggregate purchase price of $2,064,999.13. Bios Memory I financed the purchase price with funds from its working capital.

(ii)	On June 26, 2015, Bios Memory I acquired 2,032,070 shares of Series B Preferred Stock for an aggregate purchase price of $1,875,600.61. Bios Memory I financed the purchase price with funds from its working capital.

(iii)	On August 3, 2015, Bios Memory I acquired 21,667 shares of Series B Preferred Stock for an aggregate purchase price of $19,998.79. Bios Memory I financed the purchase price with funds from its working capital.

(iv)	On November 18, 2016, Bios Memory I acquired 213,434 shares of Series B Preferred Stock for an aggregate purchase price of $197,000.00. Bios Memory I financed the purchase price with funds from its working capital.

(v)	On November 18, 2016, Bios Memory II acquired 811,177 shares of Series B Preferred Stock upon the conversion of a convertible promissory note with an original principal amount of $712,784.00. The aggregate conversion price was $748,716.37. Bios Memory II financed the promissory note with funds from its working capital.

(vi)	On November 18, 2016, Bios Memory II acquired 227,608 shares of Series B Preferred Stock upon the conversion of a convertible promissory note with an original principal amount of $87,216.00. The aggregate conversion price was $210,082.18. Bios Memory II financed the promissory note with funds from its working capital.

(vii)	On November 18, 2016, Bios Memory II acquired 99,255 shares of Series B Preferred Stock upon the conversion of a convertible promissory note with an original principal amount of $200,000.00. The aggregate conversion price was $91,612.37. Bios Memory II financed the promissory note with funds from its working capital.

(viii)	On November 25, 2016, Bios Memory I acquired 70,314 shares of Series B Preferred Stock for an aggregate purchase price of $64,900.48. Bios Memory I financed the purchase price with funds from its working capital.

(ix)	On January 12, 2017, Bios Memory I acquired 31,241 shares of Series B Preferred Stock for an aggregate purchase price of $28,835.44. Bios Memory I financed the purchase price with funds from its working capital.

(x)	On March 17, 2017, Bios Fund I acquired 1,355,017 shares of Series B Preferred Stock for an aggregate purchase price of $1,250,681.40. Bios Fund I financed the purchase price with funds from its working capital.

(xi)	On March 17, 2017, Bios Fund I QP acquired 792,547 shares of Series B Preferred Stock for an aggregate purchase price of $731,521.06. Bios Fund I QP financed the purchase price with funds from its working capital.

(xii)	On May 1, 2021, Bios Fund II acquired 253,256 shares of Series B-1 Preferred Stock upon the conversion of a convertible promissory note with an original principal amount of $318,889.89. The aggregate conversion price was $350,759.56. Bios Fund II financed the promissory note with funds from its working capital.

(xiii)	On May 1, 2021, Bios Fund II QP acquired 827,275 shares of Series B-1 Preferred Stock upon the conversion of a convertible promissory note with an original principal amount of $1,041,666.67. The aggregate conversion price was $1,145,775.88. Bios Fund II QP financed the promissory note with funds from its working capital.

(xiv)	On May 1, 2021, Bios Fund II NT acquired 110,744 shares of Series B-1 Preferred Stock upon the conversion of a convertible promissory note with an original principal amount of $139,444.44. The aggregate conversion price was $153,380.44. Bios Fund II NT financed the promissory note with funds from its working capital.

(xv)	On May 1, 2021, Bios Fund III acquired 110,513 shares of Series B-1 Preferred Stock upon the conversion of a convertible promissory note with an original principal amount of $139,152.98. The aggregate conversion price was $153,060.51. Bios Fund III financed the promissory note with funds from its working capital.

(xvi)	On May 1, 2021, Bios Fund III acquired 24,112 shares of Series B-1 Preferred Stock upon the conversion of a convertible promissory note with an original principal amount of $30,922.88. The aggregate conversion price was $33,396.51. Bios Fund III financed the promissory note with funds from its working capital.

(xvii)	On May 1, 2021, Bios Fund III QP acquired 1,584,867 shares of Series B-1 Preferred Stock upon the conversion of a convertible promissory note with an original principal amount of $1,995,592.05. The aggregate conversion price was $2,195,040.80. Bios Fund III QP financed the promissory note with funds from its working capital.

(xviii)	On May 1, 2021, Bios Fund III QP acquired 70,039 shares of Series B-1 Preferred Stock upon the conversion of its interest in a convertible promissory note with an original principal amount of $443,464.90 (the “Subject Note”). Bios Fund III QP acquired the Subject Note on June 30, 2020 with funds from its working capital. On December 18, 2020, Bios Fund III QP assigned an interest in the Subject Note attributable to $150,207.46 of Subject Note’s original principal amount to Bios Fund III for no value (the “Bios Fund III Assignment”), and Bios Fund III QP also assigned another interest in the Subject Note attributable to $196,961.14 of the Subject Note’s original principal amount to Bios Fund III NT for no value (the “Bios Fund III NT Assignment”). The number of shares of Series B-1 Preferred Stock acquired by Bios Fund III QP as listed above in this paragraph (xviii), reflects only those shares of Series B-1 Preferred Stock that were attributable to Bios Fund III QP’s remaining interest in the Subject Note, after giving effect to the Bios Fund III Assignment and Bios Fund III NT Assignment.

(xix)	On May 1, 2021, Bios Fund III acquired 119,340 shares of Series B-1 Preferred Stock upon the conversion of its interest in the Subject Note as a result of the Bios Fund III Assignment described in paragraph (xviii) above. Bios Fund III QP acquired the Subject Note on June 30, 2020 with funds from its working capital. The number of shares of Series B-1 Preferred Stock acquired by Bios Fund III as listed above in this paragraph (xix), reflects only those shares of Series B-1 Preferred Stock that were attributable to Bios Fund III’s interest in the Subject Note.

(xx)	On May 1, 2021, Bios Fund III NT acquired 156,426 shares of Series B-1 Preferred Stock upon the conversion of its interest in the Subject Note as a result of the Bios Fund III NT Assignment described in paragraph (xviii) above. Bios Fund III QP acquired the Subject Note on June 30, 2020 with funds from its working capital. The number of shares of Series B-1 Preferred Stock acquired by Bios Fund III NT as listed above in this paragraph (xx), reflects only those shares of Series B-1 Preferred Stock that were attributable to Bios Fund III NT’s interest in the Subject Note.

(xxi)	On May 1, 2021, Bios Fund III NT acquired 91,533 shares of Series B-1 Preferred Stock upon the conversion of a convertible promissory note with an original principal amount of $115,254.97. The aggregate conversion price was $126,773.21. Bios Fund III NT financed the promissory note with funds from its working capital.

(xxii)	On May 1, 2021, Bios Fund III NT acquired 19,971 shares of Series B-1 Preferred Stock upon the conversion of a convertible promissory note with an original principal amount of $25,612.22. The aggregate conversion price was $27,659.84. Bios Fund III NT financed the promissory note with funds from its working capital.

(xxiii)	Pursuant to the Issuer’s 2017 Equity Incentive Plan, as amended, a copy of which is attached hereto as Exhibit B and is incorporated herein by reference, Dr. Fletcher currently holds options to purchase 10,627 Shares, adjusted for the Reverse Split (defined below) (the “Fletcher Options”). The Fletcher Options were granted to Dr. Fletcher in consideration for his services as a director of the Issuer.

On October 1, 2021, the Issuer effected a 1-for-3.2345 reverse stock split of its common stock (“Reverse Split”). Shares underlying outstanding stock options and other equity instruments, including the Fletcher Options and the SAFEs directly held by the Reporting Persons as listed above in this Item 3, were proportionately reduced and the respective exercise prices, if applicable, were proportionately increased in accordance with the terms of the appropriate securities agreements. Shares reserved for issuance upon the conversion of convertible Preferred Stock, including the Series B and Series B-1 Preferred Stock directly held by the Reporting Persons as listed above in this Item 3, were proportionately reduced and the respective conversion prices were proportionately increased. Except as otherwise noted above, the figures provided above in this Item 3 do not give effect to the Reverse Split, and therefore, should be adjusted to reflect the Reverse Split for all periods presented.

All shares of Preferred Stock, including the shares of Series B and Series B-1 Preferred Stock directly held by the Reporting Persons as listed above in this Item 3, automatically converted into Shares upon the closing of the IPO on a one-for-one basis, after taking into effect the Reverse Split.

In addition to the transactions listed above in this Item 3, certain Reporting Persons acquired certain ownership interests in the Issuer in connection with the Issuer’s IPO in the following transactions:

(1)	On October 13, 2021, Bios Memory II acquired 33,404 Shares upon the exercise of a common stock warrant for 33,495 Shares, with an aggregate exercise price of $1,071.84. Bios Memory II paid the exercise price on a cashless basis, resulting in the Issuer’s withholding of 90.28 of the warrant Shares to pay the exercise price and issuing to Bios Memory II the remaining 33,404 Shares. The Issuer paid cash to Bios Memory II in lieu of any fractional share amounts.

(2)	On October 13, 2021, Bios Fund III acquired 22,129 Shares for an aggregate purchase price of $265,549.00. Bios Fund III financed the purchase price with funds from its working capital.

(3)	On October 13, 2021, Bios Fund III QP acquired 144,530 Shares for an aggregate purchase price of $1,734,361.00. Bios Fund III QP financed the purchase price with funds from its working capital.

(4)	On October 13, 2021, Bios Fund III NT acquired 23,341 Shares for an aggregate purchase price of $280,093.00. Bios Fund III NT financed the purchase price with funds from its working capital.

(5)	On October 13, 2021, Bios Fund III acquired 24,263 Shares upon the conversion of a $232,933.33 Simple Agreement for Future Equity (“SAFE”) upon the closing of the IPO at 80% of the per share offering price of the IPO, as adjusted for the Reverse Split. Bios Fund III financed the SAFE with funds from its working capital.

(6)	On October 13, 2021, Bios Fund III QP acquired 158,476 Shares upon the conversion of a $1,521,373.34 Simple Agreement for Future Equity (“SAFE”) upon the closing of the IPO at 80% of the per share offering price of the IPO, as adjusted for the Reverse Split. Bios Fund III QP financed the SAFE with funds from its working capital.

(7)	On October 13, 2021, Bios Fund III NT acquired 25,593 Shares upon the conversion of a $245,693.33 Simple Agreement for Future Equity (“SAFE”) upon the closing of the IPO at 80% of the per share offering price of the IPO, as adjusted for the Reverse Split. Bios Fund III NT financed the SAFE with funds from its working capital.

Item 4.          PURPOSE OF TRANSACTION

The securities covered by this Schedule 13D were acquired for investment purposes.

Dr. Fletcher has served on the board of directors of the Issuer since July 2015. As a director of the Issuer, Dr. Fletcher may have influence over the corporate activities of the Issuer, including activities which may relate to the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

Except as set forth above, the Reporting Persons have no present plans or proposals that relate to, or that would result in, any of the actions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D; however, as part of their ongoing evaluation of the investment described in this Schedule 13D and investment alternatives, the Reporting Persons may consider such matters in the future, and subject to applicable law, may formulate a plan with respect to such matters, and, from time to time, the Reporting Persons may hold discussions with management or the board of directors of the Issuer, other holders of securities of the Issuer or other third parties regarding such matters. The Reporting Persons retain the right to change their investment intent, and may, from time to time, acquire additional shares of Shares or other securities of the Issuer, or sell or otherwise dispose of (or enter into plans or arrangements to sell or otherwise dispose of), all or part of the Shares or other securities of the Issuer, if any, beneficially owned by them, in any manner permitted by law.

Item 5.           INTEREST IN SECURITIES OF THE ISSUER

(a) - (b)

The aggregate number and percentage of Shares beneficially owned by the Reporting Persons are as follows:

Bios Memory SPV I, LP

Amount beneficially owned:	1,424,014
Percent of class:	6.7	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	1,424,014
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	1,424,014

Bios Memory SPV II, LP

Amount beneficially owned:	385,248
Percent of class:	1.8	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	385,248
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	385,248

Bios Fund I, LP

Amount beneficially owned:	418,926
Percent of class:	2.0	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	418,926
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	418,926

Bios Fund I QP, LP

Amount beneficially owned:	245,029
Percent of class:	1.1	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	245,029
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	245,029

Bios Fund II, LP

Amount beneficially owned:	78,298
Percent of class:	0.4	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	78,298
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	78,298

Bios Fund II QP, LP

Amount beneficially owned:	255,765
Percent of class:	1.2	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	255,765
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	255,765

Bios Fund II NT, LP

Amount beneficially owned:	34,238
Percent of class:	0.2	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	34,238
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	34,238

Bios Fund III, LP

Amount beneficially owned:	124,908
Percent of class:	0.6	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	124,908
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	124,908

Bios Fund III QP, LP

Amount beneficially owned:	814,647
Percent of class:	3.8	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	814,647
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	814,647

Bios Fund III NT, LP

Amount beneficially owned:	131,769
Percent of class:	0.6	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	131,769
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	131,769

Bios Equity Partners, LP

Amount beneficially owned:	1,049,203	(2)
Percent of class:	4.9	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	1,049,203	(2)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	1,049,203	(2)

Bios Equity Partners II, LP

Amount beneficially owned:	368,301	(3)
Percent of class:	1.7	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	368,301	(3)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	368,301	(3)

Bios Equity Partners III, LP

Amount beneficially owned:	1,071,324	(4)
Percent of class:	5.0	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	1,071,324	(4)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	1,071,324	(4)

Cavu Management, LP

Amount beneficially owned:	3,912,842	(5)
Percent of class:	18.3	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	3,912,842	(5)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	3,912,842	(5)

Bios Capital Management, LP

Amount beneficially owned:	3,912,842	(6)
Percent of class:	18.3	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	3,912,842	(6)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	3,912,842	(6)

Cavu Advisors, LLC

Amount beneficially owned:	3,912,842	(7)
Percent of class:	18.3	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	3,912,842	(7)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	3,912,842	(7)

Bios Advisors GP, LLC

Amount beneficially owned:	3,912,842	(8)
Percent of class:	18.3	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	3,912,842	(8)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	3,912,842	(8)

Leslie Wayne Kreis, Jr.

Amount beneficially owned:	3,912,842	(9)
Percent of class:	18.3	% (1)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	3,912,842	(9)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	3,912,842	(9)

Aaron Glenn Louis Fletcher

Amount beneficially owned:	3,923,469	(10)
Percent of class:	18.3	% (11)
Number of shares as to which the person has:
Sole power to vote or direct the vote:	0
Shared power to vote or direct the vote:	3,923,469	(10)
Sole power to dispose or direct the disposition of:	0
Shared power to dispose or direct the disposition of:	3,923,469	(10)

(1) Based on 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares.

(2) Bios Equity I, as the general partner of the Bios Equity I Entities, may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities.

(3) Bios Equity II, as the general partner of the Bios Equity II Entities, may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity II Entities.

(4) Bios Equity III, as the general partner of the Bios Equity III Entities, may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity III Entities.

(5) Bios Equity I is the general partner of the Bios Equity I Entities, Bios Equity II is the general partner of the Bios Equity II Entities, and Bios Equity III is the general partner of the Bios Equity III Entities. Cavu Management, as a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I, may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, Bios Equity II Entities, Bios Equity III Entities and Bios Memory I.

(6) Bios Equity I is the general partner of the Bios Equity I Entities, Bios Equity II is the general partner of the Bios Equity II Entities, and Bios Equity III is the general partner of the Bios Equity III Entities. Bios Management, as a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I, may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, Bios Equity II Entities, Bios Equity III Entities and Bios Memory I.

(7)  Bios Equity I is the general partner of the Bios Equity I Entities, Bios Equity II is the general partner of the Bios Equity II Entities, and Bios Equity III is the general partner of the Bios Equity III Entities. Cavu Management is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. In its capacity as the general partner of Cavu Management, Cavu Advisors may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, Bios Equity II Entities, Bios Equity III Entities and Bios Memory I.

(8) Bios Equity I is the general partner of the Bios Equity I Entities, Bios Equity II is the general partner of the Bios Equity II Entities, and Bios Equity III is the general partner of the Bios Equity III Entities. Bios Management is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. In its capacity as the general partner of Bios Management, Bios Advisors may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, Bios Equity II Entities, Bios Equity III Entities and Bios Memory I.

(9) Bios Equity I is the general partner of the Bios Equity I Entities, Bios Equity II is the general partner of the Bios Equity II Entities, and Bios Equity III is the general partner of the Bios Equity III Entities. Cavu Management is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I, and Cavu Advisors is the general partner of Cavu Management. As the manager of Cavu Advisors, Mr. Kreis may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, Bios Equity II Entities, Bios Equity III Entities and Bios Memory I.

(10) Bios Equity I is the general partner of the Bios Equity I Entities, Bios Equity II is the general partner of the Bios Equity II Entities, and Bios Equity III is the general partner of the Bios Equity III Entities. Bios Management is a general partner of Bios Equity I, Bios Equity II Bios Equity III and Bios Memory I, and Bios Advisors is the general partner of Bios Management. As the manager of Bios Advisors, Dr. Fletcher may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, Bios Equity II Entities, Bios Equity III Entities and Bios Memory I.

(11) Based on 21,382,039 Shares, which consists of (i) 21,371,412 Shares outstanding as of October 13, 2021, upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on October 12, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, and assuming no exercise by the underwriters of their option to purchase up to 565,217 additional Shares and (ii) 10,627 Shares issuable upon the exercise of the Fletcher Options.

(c)	Except as otherwise disclosed in Item 3 above, none of the Reporting Persons, nor, to the best of the Reporting Persons’ knowledge, any of their respective executive officers or directors, as applicable, has acquired or disposed of, any securities of the Issuer from the 60 days prior to the date of the event which requires the filing of this statement up through the date hereof.

(d)	Except as set forth herein, no other person is known by the Reporting Persons to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Shares beneficially owned by the Reporting Persons.

(e)	Not applicable.

Item 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

Pursuant to Rule 13d-1(k) promulgated under the Act, the Reporting Persons entered into a Joint Filing Agreement (the “Joint Filing Agreement”) with respect to the joint filing of this Schedule 13D and any amendment or amendments hereto. The foregoing description of the Joint Filing Agreement does not purport to be complete and is qualified in its entirety by the contents of the Joint Filing Agreement, a copy of which is attached hereto as Exhibit A and is incorporated herein by reference.

The information set forth in Item 3 of this Schedule 13D is incorporated herein by reference.

Bios Memory I and Dr. Fletcher have each entered into lock-up agreements (the “Lock-Up Agreements”) with the underwriters of the Issuer’s IPO, agreeing, subject to certain customary exceptions, not to directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge any Shares or any options to purchase Shares, or any securities convertible into or exchangeable for Shares during the period from the date of the lock-up agreement continuing through the date that is 180 days after the date of the Company’s prospectus, except with the prior written consent of B. Riley Securities, Inc. The foregoing description of the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by the contents of the form Lock-Up Agreement, a copy of which is attached hereto as Exhibit C and is incorporated herein by reference.

Pursuant to an investor rights agreement with the Issuer (as amended, the “Investor Rights Agreement”), the Bios Equity Entities are entitled to certain registration rights, information rights and rights of first offer in favor of certain holders of the Issuer’s preferred stock with regard to certain issuances of the Issuer’s capital stock. The information rights and rights of first offer terminated immediately prior to the consummation of the Issuer’s IPO. The registration rights will terminate upon the earliest of (i) the closing of a deemed liquidation event, (ii) with respect to each covered stockholder, the date when such stockholder can sell all of its registrable shares without restriction under Rule 144 of the Securities Act and (iii) four years after the completion the Issuer’s IPO. The foregoing description of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by the contents of the Investor Rights Agreement, a copy of which is attached hereto as Exhibit D and is incorporated herein by reference.

As a director of the Issuer, Dr. Fletcher participates in the equity incentive plans the Issuer may have from time to time, including the Issuer’s Amended and Restated 2007 Equity Incentive Plan, a copy of which is attached hereto as Exhibit E and is incorporated herein by reference, the Issuer’s 2017 Equity Incentive Plan, and the Issuer’s 2021 Equity Incentive Plan, a copy of which is attached hereto as Exhibit F and is incorporated herein by reference. The Fletcher Options were issued to Dr. Fletcher in the form of the Issuer’s Nonqualified Stock Option Agreement under the Issuer’s 2007 Equity Incentive Plan, a copy of which is attached hereto as Exhibit G and is incorporated herein by reference and the form of the Issuer’s Nonqualified Stock Option Agreement under the Issuer’s 2017 Equity Incentive Plan, a copy of which is attached hereto as Exhibit H and is incorporated herein by reference. In addition to the Fletcher Options, Dr. Fletcher was also issued options to purchase 8,694 Shares in the form of Issuer’s Nonqualified Stock Option Agreement under the Issuer’s 2017 Equity Incentive Plan, which will vest in annual installments through March 1, 2024, and options to purchase 3,864 Shares in the form of Issuer’s Incentive Stock Option Agreement under the Issuer’s 2017 Equity Incentive Plan, a copy of which is attached hereto as Exhibit I and is incorporated herein by reference, which will vest in annual installments through February 1, 2025.

Except as described in this Item 6, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons named in Item 2 or, to the best of the Reporting Persons’ knowledge, between such persons and any other person with respect to any securities of the Issuer, including, but not limited to, transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies, including any securities pledged or otherwise subject to a contingency the occurrence of which would give another person voting power or investment power over such securities other than standard default and similar provisions contained in loan agreements.

Item 7.            MATERIAL TO BE FILED AS EXHIBITS

Exhibit A:	Joint Filing Agreement
Exhibit B:	The Issuer’s 2017 Equity Incentive Plan, as amended (incorporated herein by reference to Exhibits 10.8, 10.9 and 10.10 to the Issuer’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 19, 2021)
Exhibit C:	Form Lock-Up Agreement
Exhibit D:	Third Amended and Restated Investors’ Rights Agreement (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 19, 2021)
Exhibit E	The Issuer’s Amended and Restated 2007 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.7 to the Issuer’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 19, 2021)
Exhibit F:	The Issuer’s 2021 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.11 to Amendment No. 4 to the Issuer’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 4, 2021)
Exhibit G	Form of Nonqualified Stock Option Agreement under the Issuer’s 2007 Equity Incentive Plan
Exhibit H	Form of Nonqualified Stock Option Agreement under the Issuer’s 2017 Equity Incentive Plan
Exhibit I	Form of Incentive Stock Option Agreement under the Issuer’s 2017 Equity Incentive Plan

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct

Dated: October 25, 2021

BIOS MEMORY SPV I, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS MEMORY SPV II, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

BIOS FUND I, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

BIOS FUND I QP, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND II, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

BIOS FUND II QP, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND II NT, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND III, LP

By:	Bios Equity Partners III, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND III QP, LP

By:	Bios Equity Partners III, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND III NT, LP

By:	Bios Equity Partners III, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS EQUITY PARTNERS, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS EQUITY PARTNERS II, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS EQUITY PARTNERS III, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

CAVU MANAGEMENT, LP

By:	Cavu Advisors, LLC,
its general partner

	By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

BIOS CAPITAL MANAGEMENT, LP

By:	Bios Advisors GP, LLC
its general partner

	By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

CAVU ADVISORS, LLC

By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

BIOS ADVISORS GP, LLC

By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

/s/ Leslie Wayne Kreis, Jr.
LESLIE WAYNE KREIS, JR., in his individual capacity

/s/ Aaron Glenn Louis Fletcher
AARON GLENN LOUIS FLETCHER, in his individual capacity

EXHIBIT A

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: October 25, 2021

BIOS MEMORY SPV I, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS MEMORY SPV II, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

BIOS FUND I, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

By: /s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

BIOS FUND I QP, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

By: /s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND II, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

BIOS FUND II QP, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND II NT, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND III, LP

By:	Bios Equity Partners III, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND III QP, LP

By:	Bios Equity Partners III, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND III NT, LP

By:	Bios Equity Partners III, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS EQUITY PARTNERS, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS EQUITY PARTNERS II, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS EQUITY PARTNERS III, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

CAVU MANAGEMENT, LP

By:	Cavu Advisors, LLC,
its general partner

	By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

BIOS CAPITAL MANAGEMENT, LP

By:	Bios Advisors GP, LLC
its general partner

	By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

CAVU ADVISORS, LLC

	By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

BIOS ADVISORS GP, LLC

By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

/s/ Leslie Wayne Kreis, Jr.
LESLIE WAYNE KREIS, JR., in his individual capacity

/s/ Aaron Glenn Louis Fletcher
AARON GLENN LOUIS FLETCHER, in his individual capacity

EXHIBIT C

Lock-Up Agreement

B. Riley Securities, Inc.

200 Vesey Street, 25th Floor

New York, New York 10281

Re: Cognition Therapeutics, Inc. – Initial Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as the representative (the “Representative”) of the several underwriters named therein, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Cognition Therapeutics, Inc., a Delaware corporation (the “Company”), relating to a proposed offering (the “Offering”) of shares of the Company's common stock, par value $0.001 per share (the “Common Stock”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the foregoing, and in order to induce you to participate in the Offering, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Representative (which consent may be withheld in its sole discretion), the undersigned will not, during the period (the “Lock-Up Period”) beginning on the date hereof and ending on, but including, the date 180 days after the effective date of the registration statement relating to the Offering, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for Common Stock or other capital stock, enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for Common Stock or other capital stock, whether any transaction described in any of the foregoing is to be settled by delivery of Common Stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Notwithstanding the foregoing, the restrictions set forth in the above shall not apply to (a) (i) transfers of Common Stock as a bona fide gift or gifts, (ii) transfers or dispositions of the undersigned's Common Stock to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (iii) transfers or dispositions of the undersigned's Common Stock by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or other court order, (iv) transfers or dispositions of the undersigned's Common Stock to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the undersigned or the immediate family of the undersigned, (v) transfers or dispositions of the undersigned's Common Stock by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned, (vi) distributions of the undersigned's Common Stock to partners, members or stockholders of the undersigned, and (vii) transfers to the undersigned's affiliates or to any investment fund or other entity controlled or managed by the undersigned; provided that in the case of any transfer or distribution pursuant to clause (i), (ii), (iii), (iv), (v), (vi) or (vi), each transferee, donee or distributee shall execute and deliver to the Representative a lock-up letter in the form of this letter agreement (this “Agreement”), (b) the acquisition or exercise of any stock option issued pursuant to the Company's existing equity incentive plan, including any exercise effected by the delivery of shares of Common Stock of the Company held by the undersigned, provided that the underlying shares of Common Stock shall continue to be subject to the restrictions on transfer set forth in this Agreement, or (c) the purchase of the Company's securities pursuant to a plan, contract or instruction that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) that was in effect prior to the date hereof. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Furthermore, notwithstanding the restrictions imposed by this Agreement, the undersigned may, without the prior written consent of the Representative (i) establish a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the transfer of Common Stock, provided that such plan does not provide for any transfers of Common Stock during the Lock-Up Period, (ii) transfer to the Company shares of Common Stock (A) pursuant to any contractual arrangement that provides the Company with an option to repurchase such shares of Common Stock in connection with the termination of the undersigned's employment or other service relationship with the Company or (B) upon a vesting event of any equity award granted under any stock incentive plan or stock purchase plan of the Company, provided that any filing under Section 16 of the Exchange Act with regard to (A) or (B) shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described above, and (iii) transfer or dispose of Common Stock by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or other court order, provided that the recipient of such shares of Common Stock shall execute and deliver to the Representative a lock-up letter in the form of this Agreement.

Further, this Agreement shall not restrict any sale, disposal or transfer of the undersigned's Common Stock to a bona fide third party pursuant to a tender offer for securities of the Company or any merger, consolidation or other business combination involving a Change of Control of the Company occurring after the settlement of the Offering, that, in each case, has been approved by the board of directors of the Company; provided that all of the undersigned's Common Stock subject to this Agreement that are not so transferred, sold, tendered or otherwise disposed of remain subject to this Agreement; and provided, further, that it shall be a condition of transfer, sale, tender or other disposition that if such tender offer or other transaction is not completed, any of the undersigned's Common Stock subject to this Agreement shall remain subject to the restrictions herein. For the purposes of this paragraph, “Change of Control” means the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction, the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of at least 100% of the total voting power of the voting share capital of the Company.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar or depositary against the transfer of the undersigned's shares of Common Stock except in compliance with the foregoing restrictions.

If the undersigned is an officer or director of the Company, (i) the Representative agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Common Shares, the Representative will notify the Company of the impending release or waiver, and (ii) the Company will agree in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representative hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

The undersigned understands that if the Underwriting Agreement does not become effective by November 30, 2021, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the securities to be sold thereunder, the undersigned shall be released from all obligations under this Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof. The undersigned irrevocably (i) submits to the jurisdiction of the Supreme Court of the State of New York, Borough of Manhattan and the United States District Court for the Southern District of New York, for the purpose of any suit, action, or other proceeding arising out of this Agreement (each a “Proceeding”), (ii) agrees that all claims in respect of any Proceeding may be heard and determined in any such court, (iii) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (iv) agrees not to commence any Proceeding other than in such courts, and (v) waives, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum.

Very truly yours,

BIOS Memory SPV I, LP

By:

Name:

Title:

EXHIBIT G

Form of Nonqualified Stock Option Agreement

2007 Equity Incentive Plan

 NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, effective as of [__________, ___], [___], is made by and between Cognition Therapeutics, Inc. (the “Company”), a Delaware corporation, and [_____________] (the “Advisor”), an advisor to the Company.

RECITALS:

WHEREAS, the Company has established the Cognition Therapeutics, Inc. 2007 Equity Incentive Plan (as amended, the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Board of Directors of the Company has determined that it would be in the best interest of the Company to grant the nonqualified stock option provided for herein to the Advisor in consideration of the Advisor’s continued service as an advisor to the Company and as an incentive for increased efforts during such service, subject to the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.1.        Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings specified below:

“Act” shall mean the Securities Act of 1933, as amended.

“Cause” shall have the meaning set forth in Section 5(f)(v)(D) of the Plan.

“Change of Control” shall have the meaning set forth in Section 10(a) of the Plan;

provided, however, that, notwithstanding anything to the contrary set forth in Section 10(a) of the Plan, no Change of Control shall be deemed to occur by reason of the acquisition of shares of the Company’s capital stock by an investor or group of investors in a subsequent round of financing.

“Code” shall mean the Internal Revenue Code of 1986, as it may be hereafter amended.

“Committee” shall mean the Board of Directors of the Company or the committee appointed by the Board of Directors pursuant to Section l(a) of the Plan, if one has been appointed.

“Common Stock” shall mean the $.001 par value Common Stock of the Company.

“Option” shall mean the nonqualified stock option granted under this Agreement.

“Plan” shall have the meaning set forth in the first Recital paragraph above.

“Right of First Refusal and Co-Sale Agreement” shall mean the Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of March 20, 2014, among the Company and the stockholders of the Company listed therein.

“Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination of Service” shall mean the time when the Advisor shall cease to serve as an advisor to the Company.

“Voting Agreement” shall mean the Third Amended and Restated Voting Agreement, as amended, dated as of March 20, 2014, as amended, among the Company and the stockholders of the Company listed therein.

ARTICLE 2 GRANT OF OPTION

Section 2.1.        Grant of Option.

Effective as of the date hereof, the Company grants to the Advisor the Option to purchase any part or all of a total of [ ] shares of the Company’s Common Stock upon the terms and conditions set forth in this Agreement. The Option shall be subject in all respects to the provisions of this Agreement and of the Plan. The Advisor acknowledges that the Advisor has received and reviewed a copy of the Plan. The Option is not intended to be an incentive stock option under Section 422 of the Code.

Section 2.2.        Purchase Price.

The purchase price of the shares of Common Stock covered by the Option shall be $[            ] per share.

Section 2.3.        Adjustments in Option.

The number of shares subject to issuance upon exercise of the Option and the purchase price thereof are subject to adjustment in accordance with Section 3(b) of the Plan.

ARTICLE 3 EXERCISABILITY OF OPTIONS

Section 3.1.       Commencement of Exercisability.

(a)        Subject to the provisions of this Article 3, the Option shall vest and become exercisable as follows: [______] provided that a Termination of Service has not occurred prior to the applicable vesting dates.

(b)        No portion of the Option that is not exercisable at the time of the Advisor’s Termination of Service shall thereafter become exercisable.

Section 3.2.       Duration of Exercisability.

Upon vesting, the installments provided for in Section 3.1 shall be cumulative. Each such installment that vests and becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable under Section 3.3 or under the applicable provisions of the Plan.

Section 3.3.       Expiration of Option.

The Option may not be exercised to any extent after the first to occur of the following events:

(a)        the expiration of ten (10) years from the date the Option was granted;

(b)         the expiration of three months after the date of the Advisor’s Termination of Service unless such Termination of Service results from the Advisor’s death, disability (within the meaning of Section 22(e)(3) of the Code) or a termination for Cause;

(c)        The expiration of one year from the date of the Advisor’s Termination of Service by reason of the Advisor’s death or disability (within the meaning of Section 22(e)(3) of the Code); or

(d)        the date of the Advisor’s Termination of Service if the Termination of Service is for Cause.

Section 3.4.       Acceleration of Exercisability.

If a Change of Control shall occur prior to the termination of the Option pursuant to Section 3.3, the Option shall vest in full and become immediately exercisable upon such Change of Control, irrespective of whether the Option, or any portion thereof, had yet become exercisable pursuant to Section 3.1.

ARTICLE 4 EXERCISE OF OPTION

Section 4.1.      Person Eligible to Exercise.

During the lifetime of the Advisor, only the Advisor may exercise the Option or any portion thereof. After the death of the Advisor, any portion of the Option that is exercisable on the date of the Advisor’s death may, prior to the time when the Option may no longer be exercised pursuant to the provisions of Section 3.3, be exercised by the Advisor’s personal representative or by any person empowered to do so under the Advisor’s will or under the then applicable laws of descent and distribution.

Section 4.2.      Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised at any time prior to the time when the Option or portion thereof may no longer be exercised pursuant to the provisions of Article 3; provided, however, that each partial exercise shall be for whole shares only.

Section 4.3.      Manner of Exercise.

The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company of all of the following prior to the time when the Option or such portion may no longer be exercised pursuant to the provisions of Article 3:

(a)        Notice in writing signed by the Advisor or the other person then entitled to exercise the Option, stating that the Option or a portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b)        Full payment (in cash or by check) for the shares with respect to which the Option or portion is exercised; or

(i)          If the Committee shall so permit, shares of the Company’s Common Stock owned by the Advisor duly endorsed for transfer to the Company with a fair market value on the date of delivery equal to the aggregate purchase price of the shares with respect to which such Option or portion is exercised; or

(ii)        If the Committee shall so permit, a combination of the consideration provided in the foregoing Sections 4.3(b)(i) and 4.3(b)(ii);

(c)         A bona fide written representation and agreement in a form satisfactory to the Committee, signed by the Advisor or other person then entitled to exercise such Option or portion, stating that the shares of Common Stock are being acquired for the Advisor’s own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Act and then applicable rules and regulations thereunder, and that the Advisor or other person then entitled to exercise the Option or portion will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above. The Committee may, in its absolute discretion, take whatever additional actions it deems appropriate to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations. Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of the shares acquired upon the exercise of the Option does not violate the Act and may issue stop-transfer orders covering such shares. Share certificates evidencing Common Stock issued upon the exercise of the Option shall bear an appropriate legend referring to the provisions of this Section 4.3(c) and Section 5.2 and the agreements herein and therein. The written representation and agreement referred to in the first sentence of this Section 4.3(c) shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act and such registration is then effective in respect of such shares;

(d)               Written Joinders to the Right of First Refusal and Co-Sale Agreement and the Voting Agreement; and

(e)               In the event the Option or portion shall be exercised pursuant to Section 4.1 by any person other than the Advisor, appropriate proof of the right of such person to exercise the Option.

Section 4.4.      Conditions to Issuance of Shares.

The shares of Common Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or treasury shares. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue any shares of Common Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a)               The admission of such shares to listing on all stock exchanges on which such class of stock shall then be listed;

(b)               The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;

(c)               The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(d)                The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

Section 4.5.      Rights as Stockholder.

The holder of the Option shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any part of the Option unless and until such part of the Option is exercised in accordance with its terms.

ARTICLE 5

TRANSFER OF OPTIONS AND SHARES

Section 5.1.      Options Not Transferable.

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Advisor or the Advisor’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition shall be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.1 shall not prevent transfers by will or by the applicable laws of descent and distribution in accordance with the Plan.

Section 5.2.      Notification of Disposition.

The Advisor shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock acquired upon the exercise of the Option if such disposition or transfer is made (a) within two years from the date of granting the Option with respect to such shares or (b) within one year after the transfer of such shares to the Advisor. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Advisor in such disposition or other transfer.

Section 5.3.      Market Standoff Agreement.

If the Company at any time shall register shares of Common Stock or other securities under the Act for sale to the public, the Advisor agrees that, at the request of the Company or the underwriters managing any underwritten offering of the Company’s securities, the Advisor will not sell, make any short sale of, grant an option for the purchase of, loan, pledge or otherwise dispose of or encumber any shares of Common Stock purchased or purchasable upon the exercise of the Option without the prior written consent of the Company or the managing underwriter of the offering, as the case may be, for a period designated in writing to the Advisor, which period shall not begin more than ten days prior to the effectiveness of the registration statement pursuant to which such public offer will be made and shall not last more than 180 days after the effective date of such registration statement. If so requested, the Advisor will also enter into a separate written agreement to such effect in form and substance requested by the Company or the managing underwriter of the offering, as the case may be.

ARTICLE 6 MISCELLANEOUS

Section 6.1.      Administration.

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Advisor, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option.

Section 6.2.      Withholding.

All amounts that, under federal, state or local law, are required to be withheld from the amount payable with respect to any Option shall be withheld by the Company. Whenever the Company proposes or, is required to issue or transfer shares of Common Stock, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares.

Section 6.3.      No Right of Continued Employment.

Nothing contained in this Agreement or in the Plan shall confer upon the Advisor any right to continue as a member of the Board or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge the Advisor at any time for any reason whatsoever, with or without Cause.

Section 6.4.      Notices.

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at its principal place of business in care of its Secretary, and any notice to be given to the Advisor shall be addressed to the Advisor at the address given beneath the Advisor’s signature hereto. By a notice given pursuant to this Section 6.4, either party may hereafter designate a different address for notices to be given to such party. Any notice that is required to be given to the Advisor shall, if the Advisor is then deceased, be given to the Advisor’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 6.4. Any notice shall have been deemed duly given when addressed as aforesaid and deposited (with postage prepaid) in the United States mail or sent by overnight courier (with charges prepaid).

Section 6.5.      Survival.

Each provision of this Agreement that, by its terms, is intended to survive beyond the exercise of the Option shall continue in effect thereafter until such time as such term shall no longer apply.

Section 6.6.      Entire Agreement.

This Agreement and the Plan sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties regarding the Option.

Section 6.7.      Successors and Assigns.

This Agreement shall inure to the successors and assigns of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by the Advisor.

Section 6.8.      Titles.

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 6.9.      Counterparts; Facsimile or Electronic Transmission.

This Agreement may be executed by the parties on separate counterparts, both of which shall be an original and both of which together shall constitute one and the same agreement. A facsimile or electronic transmission of a scanned copy of a signed counterpart signature page hereto shall be deemed to be an originally executed copy for purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first set forth above.

COGNITION THERAPEUTICS, INC.
By:
Lisa Ricciardi
Interim President and CEO

[Advisor Name]
Address of Advisor:

Advisor’s Tax Identification Number:

EXHIBIT H

Form of Nonqualified Stock Option Agreement

2017 Equity Incentive Plan

 NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, effective as of [                , ], [ ], is made by and between Cognition Therapeutics, Inc. (the “Company”), a Delaware corporation, and [       ] (the “Advisor”), an advisor to the Company.

RECITALS:

WHEREAS, the Company has established the Cognition Therapeutics, Inc. 2017 Equity Incentive Plan (as amended, the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Board of Directors of the Company has determined that it would be in the best interest of the Company to grant the nonqualified stock option provided for herein to the Advisor in consideration of the Advisor’s continued service as an advisor to the Company and as an incentive for increased efforts during such service, subject to the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.1.      Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings specified below:

“Act” shall mean the Securities Act of 1933, as amended.

“Cause” shall have the meaning set forth in Section 5(f)(v)(D) of the Plan.

“Change of Control” shall have the meaning set forth in Section 10(a) of the Plan;

provided, however, that, notwithstanding anything to the contrary set forth in Section 10(a) of the Plan, no Change of Control shall be deemed to occur by reason of the acquisition of shares of the Company’s capital stock by an investor or group of investors in a subsequent round of financing.

“Code” shall mean the Internal Revenue Code of 1986, as it may be hereafter amended.

“Committee” shall mean the Board of Directors of the Company or the committee appointed by the Board of Directors pursuant to Section l(a) of the Plan, if one has been appointed.

“Common Stock” shall mean the $.001 par value Common Stock of the Company.

“Option” shall mean the nonqualified stock option granted under this Agreement.

“Plan” shall have the meaning set forth in the first Recital paragraph above.

“Right of First Refusal and Co-Sale Agreement” shall mean the Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of March 20, 2014, among the Company and the stockholders of the Company listed therein.

“Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination of Service” shall mean the time when the Advisor shall cease to serve as an advisor to the Company.

“Voting Agreement” shall mean the Third Amended and Restated Voting Agreement, as amended, dated as of March 20, 2014, as amended, among the Company and the stockholders of the Company listed therein.

ARTICLE 2 GRANT OF OPTION

Section 2.1.       Grant of Option.

Effective as of the date hereof, the Company grants to the Advisor the Option to purchase any part or all of a total of [ ]shares of the Company’s Common Stock upon the terms and conditions set forth in this Agreement. The Option shall be subject in all respects to the provisions of this Agreement and of the Plan. The Advisor acknowledges that the Advisor has received and reviewed a copy of the Plan. The Option is not intended to be an incentive stock option under Section 422 of the Code.

Section 2.2.       Purchase Price.

The purchase price of the shares of Common Stock covered by the Option shall be $[           ] per share.

Section 2.3.       Adjustments in Option.

The number of shares subject to issuance upon exercise of the Option and the purchase price thereof are subject to adjustment in accordance with Section 3(b) of the Plan.

ARTICLE 3 EXERCISABILITY OF OPTIONS

Section 3.1.       Commencement of Exercisability.

(a)        Subject to the provisions of this Article 3, the Option shall vest and become exercisable over a four (4) year period commencing on [INSERT GRANT DATE], with 25% of the shares subject to the Option vesting on each of [INSERT THE DATE OF THE FIRST, SECOND, THIRD AND FOURTH ANNIVERSARY OF THE GRANT DATE], provided that a Termination of Service has not occurred prior to the applicable vesting dates.

(b)        No portion of the Option that is not exercisable at the time of the Advisor’s Termination of Service shall thereafter become exercisable.

Section 3.2.       Duration of Exercisability.

Upon vesting, the installments provided for in Section 3.1 shall be cumulative. Each such installment that vests and becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable under Section 3.3 or under the applicable provisions of the Plan.

Section 3.3.       Expiration of Option.

The Option may not be exercised to any extent after the first to occur of the following events:

(a)         the expiration of ten (10) years from the date the Option was granted;

(b)         the expiration of three months after the date of the Advisor’s Termination of Service unless such Termination of Service results from the Advisor’s death, disability (within the meaning of Section 22(e)(3) of the Code) or a termination for Cause;

(c)         The expiration of one year from the date of the Advisor’s Termination of Service by reason of the Advisor’s death or disability (within the meaning of Section 22(e)(3) of the Code); or

(d)        the date of the Advisor’s Termination of Service if the Termination of Service is for Cause.

Section 3.4.       Acceleration of Exercisability.

If a Change of Control shall occur prior to the termination of the Option pursuant to Section 3.3, the Option shall vest in full and become immediately exercisable upon such Change of Control, irrespective of whether the Option, or any portion thereof, had yet become exercisable pursuant to Section 3.1.

ARTICLE 4 EXERCISE OF OPTION

Section 4.1.       Person Eligible to Exercise.

During the lifetime of the Advisor, only the Advisor may exercise the Option or any portion thereof. After the death of the Advisor, any portion of the Option that is exercisable on the date of the Advisor’s death may, prior to the time when the Option may no longer be exercised pursuant to the provisions of Section 3.3, be exercised by the Advisor’s personal representative or by any person empowered to do so under the Advisor’s will or under the then applicable laws of descent and distribution.

Section 4.2.       Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised at any time prior to the time when the Option or portion thereof may no longer be exercised pursuant to the provisions of Article 3; provided, however, that each partial exercise shall be for whole shares only.

Section 4.3.       Manner of Exercise.

The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company of all of the following prior to the time when the Option or such portion may no longer be exercised pursuant to the provisions of Article 3:

(a)        Notice in writing signed by the Advisor or the other person then entitled to exercise the Option, stating that the Option or a portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b)                       Full payment (in cash or by check) for the shares with respect to which the Option or portion is exercised; or

(i)        If the Committee shall so permit, shares of the Company’s Common Stock owned by the Advisor duly endorsed for transfer to the Company with a fair market value on the date of delivery equal to the aggregate purchase price of the shares with respect to which such Option or portion is exercised; or

(ii)        If the Committee shall so permit, a combination of the consideration provided in the foregoing Sections 4.3(b)(i) and 4.3(b)(ii);

(c)        A bona fide written representation and agreement in a form satisfactory to the Committee, signed by the Advisor or other person then entitled to exercise such Option or portion, stating that the shares of Common Stock are being acquired for the Advisor’s own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Act and then applicable rules and regulations thereunder, and that the Advisor or other person then entitled to exercise the Option or portion will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above. The Committee may, in its absolute discretion, take whatever additional actions it deems appropriate to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations. Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of the shares acquired upon the exercise of the Option does not violate the Act and may issue stop-transfer orders covering such shares. Share certificates evidencing Common Stock issued upon the exercise of the Option shall bear an appropriate legend referring to the provisions of this Section 4.3(c) and Section 5.2 and the agreements herein and therein. The written representation and agreement referred to in the first sentence of this Section 4.3(c) shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act and such registration is then effective in respect of such shares;

(d)        Written Joinders to the Right of First Refusal and Co-Sale Agreement and the Voting Agreement; and

(e)        In the event the Option or portion shall be exercised pursuant to Section 4.1 by any person other than the Advisor, appropriate proof of the right of such person to exercise the Option.

Section 4.4.       Conditions to Issuance of Shares.

The shares of Common Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or treasury shares. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue any shares of Common Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a)        The admission of such shares to listing on all stock exchanges on which such class of stock shall then be listed;

(b)        The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;

(c)        The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(d)        The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

Section 4.5.       Rights as Stockholder.

The holder of the Option shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any part of the Option unless and until such part of the Option is exercised in accordance with its terms.

ARTICLE 5

TRANSFER OF OPTIONS AND SHARES

Section 5.1.       Options Not Transferable.

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Advisor or the Advisor’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition shall be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.1 shall not prevent transfers by will or by the applicable laws of descent and distribution in accordance with the Plan.

Section 5.2.       Notification of Disposition.

The Advisor shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock acquired upon the exercise of the Option if such disposition or transfer is made (a) within two years from the date of granting the Option with respect to such shares or (b) within one year after the transfer of such shares to the Advisor. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Advisor in such disposition or other transfer.

Section 5.3.       Market Standoff Agreement.

If the Company at any time shall register shares of Common Stock or other securities under the Act for sale to the public, the Advisor agrees that, at the request of the Company or the underwriters managing any underwritten offering of the Company’s securities, the Advisor will not sell, make any short sale of, grant an option for the purchase of, loan, pledge or otherwise dispose of or encumber any shares of Common Stock purchased or purchasable upon the exercise of the Option without the prior written consent of the Company or the managing underwriter of the offering, as the case may be, for a period designated in writing to the Advisor, which period shall not begin more than ten days prior to the effectiveness of the registration statement pursuant to which such public offer will be made and shall not last more than 180 days after the effective date of such registration statement. If so requested, the Advisor will also enter into a separate written agreement to such effect in form and substance requested by the Company or the managing underwriter of the offering, as the case may be.

ARTICLE 6 MISCELLANEOUS

Section 6.1.       Administration.

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Advisor, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option.

Section 6.2.       Withholding.

All amounts that, under federal, state or local law, are required to be withheld from the amount payable with respect to any Option shall be withheld by the Company. Whenever the Company proposes or, is required to issue or transfer shares of Common Stock, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares.

Section 6.3.       No Right of Continued Employment.

Nothing contained in this Agreement or in the Plan shall confer upon the Advisor any right to continue as a member of the Board or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge the Advisor at any time for any reason whatsoever, with or without Cause.

Section 6.4.       Notices.

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at its principal place of business in care of its Secretary, and any notice to be given to the Advisor shall be addressed to the Advisor at the address given beneath the Advisor’s signature hereto. By a notice given pursuant to this Section 6.4, either party may hereafter designate a different address for notices to be given to such party. Any notice that is required to be given to the Advisor shall, if the Advisor is then deceased, be given to the Advisor’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 6.4. Any notice shall have been deemed duly given when addressed as aforesaid and deposited (with postage prepaid) in the United States mail or sent by overnight courier (with charges prepaid).

Section 6.5.       Survival.

Each provision of this Agreement that, by its terms, is intended to survive beyond the exercise of the Option shall continue in effect thereafter until such time as such term shall no longer apply.

Section 6.6.       Entire Agreement.

This Agreement and the Plan sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties regarding the Option.

Section 6.7.       Successors and Assigns.

This Agreement shall inure to the successors and assigns of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by the Advisor.

Section 6.8.       Titles.

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 6.9.       Counterparts; Facsimile or Electronic Transmission.

This Agreement may be executed by the parties on separate counterparts, both of which shall be an original and both of which together shall constitute one and the same agreement. A facsimile or electronic transmission of a scanned copy of a signed counterpart signature page hereto shall be deemed to be an originally executed copy for purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first set forth above.

COGNITION THERAPEUTICS, INC.
By:
Lisa Ricciardi
Interim President and CEO

[Advisor Name]
Address of Advisor:

Advisor’s Tax Identification Number:

EXHIBIT I

Form of Incentive Stock Option Agreement

2017 Equity Incentive Plan

INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT, effective as of [             ], [ ], is made by and between Cognition Therapeutics, Inc. (the “Company”), a Delaware corporation, and [          ] (the “Employee”), an employee of the Company.

RECITALS:

WHEREAS, the Company has established the Cognition Therapeutics, Inc. 2017 Equity Incentive Plan (as amended, the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Board of Directors of the Company has determined that it would be in the best interest of the Company to grant the incentive stock option provided for herein to the Employee as an incentive for increased efforts during the Employee’s employment by the Company, subject to the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.1.       Definitions.       Whenever the following terms are used in this Agreement they shall have the meanings specified below unless the context clearly indicates to the contrary:

“Act” shall mean the Securities Act of 1933, as amended.

“Cause” shall have the meaning set forth in Section 5(f)(v)(D) of the Plan.

“Change of Control” shall have the meaning set forth in Section 10(a) of the Plan;

provided, however, that, notwithstanding anything to the contrary set forth in Section 10(a) of the Plan, no Change of Control shall be deemed to occur by reason of the acquisition of shares of the Company’s capital stock by an investor or group of investors in a subsequent round of financing.

“Code” shall mean the Internal Revenue Code of 1986, as it may be hereafter amended.

“Committee” shall mean the Board of Directors of the Company or the committee appointed by the Board of Directors pursuant to Section l(a) of the Plan, if one has been appointed.

“Common Stock” shall mean the $.001 par value Common Stock of the Company.

“Disability” shall have the meaning set forth in Section 22(e)(3) of the Code. “Option” shall mean the incentive stock option granted under this Agreement. “Plan” shall have the meaning set forth in the first Recital paragraph above.

“Right of First Refusal and Co-Sale Agreement” shall mean the Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of March 20, 2014, among the Company and the stockholders of the Company listed therein.

“Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination of Employment” shall mean the time when the employee-employer relationship between the Employee and the Company or a Subsidiary is terminated for any reason, including, but not limited to, a termination by resignation, discharge, death or retirement, but excluding any termination where there is a simultaneous reemployment by the Company or a Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not limited to, the question of whether a Termination of Employment resulted from a discharge for Cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment; provided, however, that a leave of absence shall constitute a Termination of Employment if, and to the extent that, such leave of absence interrupts employment for purposes of Section 422(a)(2) of the Code and the then applicable Regulations and Revenue Rulings under said Section.

“Voting Agreement” shall mean the Third Amended and Restated Voting Agreement, as amended, dated as of March 20, 2014, as amended, among the Company and the stockholders of the Company listed therein.

ARTICLE 2 GRANT OF OPTION

Section 2.1.  Grant of Option. In consideration of the Employee’s employment by the Company and for other good and valuable consideration, on the date hereof the Company grants to the Employee the Option to purchase any part or all of a total of [     ] shares of the Company’s Common Stock upon the terms and conditions set forth in this Agreement. The Option shall be subject in all respects to the provisions of this Agreement and of the Plan. The Employee acknowledges that the Employee has received and reviewed a copy of the Plan.

Section 2.2.  Nature of Option. The Option is intended to be an incentive stock option under Section 422 of the Code; provided, however, as follows: (a) subject in each case to the exercisability and termination provisions of the Option in Article 3 of this Agreement, any exercise of this Option beyond (i) three months after the date of a Termination of Employment when the termination is for any reason other than the Employee’s death or Disability or (ii) 12 months after the date of a Termination of Employment when the termination is for the Employee’s Disability the Option shall be deemed to be a nonqualified stock option, and (b) if a Termination of Employment occurs, but the Employee continues to provide services to the Company or a Subsidiary, unless otherwise determined by the Company, the Option will be treated as a nonqualified stock option on the day after the date that is three months after the Employee ceases to be an employee of the Company (and any Subsidiary) even if the Employee continues to provide services after the Employee’s Termination of Employment or if Employee’s Termination of Employment was for any reason other than due to Employee’s death or Disability.

Section 2.3.  Purchase Price. The purchase price of the shares of Common Stock covered by the Option shall be $[ ] per share.

Section 2.4.  Adjustments in Option. The number of shares subject to issuance upon exercise of the Option and the purchase price thereof are subject to adjustment in accordance with Section 3(e) of the Plan.

ARTICLE 3 EXERCISABILITY OF OPTIONS

Section 3.1.  Commencement of Exercisability.

(a)         Subject to the provisions of this Article 3, the Option shall vest and become exercisable as follows: [see Carta], provided that a Termination of Employment has not occurred prior to the applicable vesting date.

(b)        No portion of the Option that is not exercisable at the time of the Employee’s Termination of Employment shall thereafter become exercisable.

Section 3.2.  Duration of Exercisability. Upon vesting, the installments provided for in Section 3.1 shall be cumulative. Each such installment that vests and becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable under Section 3.3 or under the applicable provisions of the Plan.

Section 3.3.  Expiration of Option. The Option may not be exercised to any extent after the first to occur of the following events:

(a)	the expiration of ten years from the date the Option was granted;

(b)        the expiration of three months after the date of the Employee’s Termination of Employment unless such Termination of Employment results from the Employee’s death, Disability or a Termination of Employment for Cause, subject to any amendment to this Agreement approved by the Committee;

(c)         the expiration of one year from the date of the Employee’s Termination of Employment by reason of the Employee’s death or Disability; or

(d)         the date of the Employee’s Termination of Employment if the Termination of Employment is for Cause.

Section 3.4.  Acceleration of Exercisability. If a Change of Control shall occur prior to the termination of the Option pursuant to Section 3.3, the Option shall vest in full and become immediately exercisable upon such Change of Control, irrespective of whether the Option, or any portion thereof, had yet become exercisable pursuant to Section 3.1.

ARTICLE 4 EXERCISE OF OPTION

Section 4.1.  Person Eligible to Exercise. During the lifetime of the Employee, only the Employee may exercise the Option or any portion thereof. After the death of the Employee, any portion of the Option that is exercisable on the date of the Employee’s death may, prior to the time when the Option may no longer be exercised pursuant to the provisions of Section 3.3, be exercised by the Employee’s personal representative or by any person empowered to do so under the Employee’s will or under the then applicable laws of descent and distribution.

Section 4.2.  Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised at any time prior to the time when the Option or portion thereof may no longer be exercised pursuant to the provisions of Article 3; provided, however, that each partial exercise shall be for whole shares only.

Section 4.3.  Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company of all of the following prior to the time when the Option or such portion may no longer be exercised pursuant to the provisions of Article 3:

(a)         Notice in writing signed by the Employee or the other person then entitled to exercise the Option, stating that the Option or a portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b)        Full payment (in cash or by check) for the shares with respect to which the Option or portion is exercised; or

(i)        If the Committee shall so permit, shares of the Company’s Common Stock owned by the Employee duly endorsed for transfer to the Company with a fair market value on the date of delivery equal to the aggregate purchase price of the shares with respect to which such Option or portion is exercised; or

(ii)        If the Committee shall so permit, a combination of the consideration provided in the foregoing Sections 4.3(b)(i) and 4.3(b)(ii);

(c)               A bona fide written representation and agreement in a form satisfactory to the Committee, signed by the Employee or other person then entitled to exercise such Option or portion, stating that the shares of Common Stock are being acquired for the Employee’s own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Act and then applicable rules and regulations thereunder, and that the Employee or other person then entitled to exercise the Option or portion will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above. The Committee may, in its absolute discretion, take whatever additional actions it deems appropriate to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations. Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of the shares acquired upon the exercise of the Option does not violate the Act and may issue stop-transfer orders covering such shares. Share certificates evidencing Common Stock issued upon the exercise of the Option shall bear an appropriate legend referring to the provisions of this Section 4.3(c) and Section 5.2 and the agreements herein and therein. The written representation and agreement referred to in the first sentence of this Section 4.3(c) shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act and such registration is then effective in respect of such shares;

(d)        Written Joinders to the Right of First Refusal and Co-Sale Agreement and the Voting Agreement; and

(e)        In the event the Option or portion shall be exercised pursuant to Section 4.1 by any person other than the Employee, appropriate proof of the right of such person to exercise the Option.

Section 4.4.  Conditions to Issuance of Shares. The shares of Common Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or treasury shares. The Company shall not be required to issue any shares of Common Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a)        The admission of such shares to listing on all stock exchanges on which such class of stock shall then be listed;

(b)        The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body that the Committee shall, in its absolute discretion, deem necessary or advisable;

(c)         The obtaining of any approval or other clearance from any state or federal governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(d)         The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

Section 4.5.  Rights as Stockholder. The holder of the Option shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any part of the Option unless and until such part of the Option is exercised in accordance with its terms.

ARTICLE 5 TRANSFER OF OPTIONS

Section 5.1.  Options Not Transferable. Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Employee or the Employee’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition shall be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.1 shall not prevent transfers by will or by the applicable laws of descent and distribution in accordance with the Plan.

Section 5.2.  Notification of Disposition. The Employee shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock acquired upon the exercise of the Option if such disposition or transfer is made (a) within two years from the date of granting the Option with respect to such shares or (b) within one year after the transfer of such shares to the Employee. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Employee in such disposition or other transfer.

ARTICLE 6 MISCELLANEOUS

Section 6.1.  Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option.

Section 6.2.  Withholding. All amounts that, under federal, state or local law, are required to be withheld from the amount payable with respect to any Option shall be withheld by the Company. Whenever the Company proposes or is required to issue or transfer shares of Common Stock, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares.

Section 6.3.  No Right of Continued Employment. Nothing contained in this Agreement or in the Plan shall confer upon the Employee any right to continue in the employ or other service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge the Employee at any time for any reason whatsoever, with or without Cause.

Section 6.4.  Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at its principal place of business in care of its Secretary, and any notice to be given to the Employee shall be addressed to the Employee at the address given beneath the Employee’s signature hereto. By a notice given pursuant to this Section 6.4, either party may hereafter designate a different address for notices to be given to such party. Any notice that is required to be given to the Employee shall, if the Employee is then deceased, be given to the Employee’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 6.4. Any notice shall have been deemed duly given when addressed as aforesaid and deposited (with postage prepaid) in the United States mail or sent by overnight courier (with charges prepaid).

Section 6.5.  Survival. Each provision of this Agreement that, by its terms, is intended to survive beyond the exercise of the Option shall continue in effect thereafter until such time as such term shall no longer apply.

Section 6.6.  Entire Agreement. This Agreement and the Plan sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties regarding the Option.

Section 6.7.  Successors and Assigns. This Agreement shall inure to the successors and assigns of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by the Employee.

Section 6.8.  Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 6.9.  Counterparts; Facsimile or Electronic Transmission. This Agreement may be executed by the parties on separate counterparts, both of which shall be an original and both of which together shall constitute one and the same agreement. A facsimile or electronic transmission of a scanned copy of a signed counterpart signature page hereto shall be deemed to be an originally executed copy for purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first set forth above.

COGNITION THERAPEUTICS, INC.
By:

[EMPLOYEE NAME]

Address of Employee: [Address]
[Address]
Employee’s Tax Identification Number: